UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2011

Date of Report (Date of earliest event reported)

Bitzio, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction)

000-51688

(Commission File Number)

16-1734022

(IRS Employer Identification No.)

548 Market Street, Suite 18224, San Francisco, California, 94104

(Address of principal executive offices)

(213) 400-0770

Registrant’s telephone number, including area code

_______________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On September 1, 2011, Bitzio, Inc.’s wholly owned subsidiary, Digispace Holdings, Inc., entered into an amendment agreement (the “Amendment”) with Mr. Jose Rivera and Mr. Amish Shah (collectively, the “Sellers”) to amend certain terms of the August 3, 2011 agreement to acquire all of the Sellers’ interests in Digispace Solutions, LLC.  The August 3, 2011 agreement was described in the Current Report on Form 8-K dated July 27, 2011, which report is incorporated herein by reference. Mr. Shah was appointed as a director of Bitzio, Inc. and as its Executive Vice President of Product Vision on August 22, 2011.

As consideration for the acquisition, Digispace Holdings, Inc. will pay to the Sellers $200,000 cash of which, pursuant to the Amendment, $100,000 will be paid on or before the closing date, $50,000 will be paid within 90 days after the closing date and $50,000 will be paid within 180 days after the closing date. The August 3, 2011 agreement also provides that Digispace Holdings, Inc. will assume approximately $575,000 of Digispace Solutions, LLC debt and Bitzio, Inc. will grant options to the Sellers to purchase up to 1,000,000 shares of the common stock of Bitzio, Inc. at a price of $0.45 per share for five years following the closing date.  The Amendment also provides that the Sellers will join Bitzio, Inc.’s Advisory Board for six months, for which they will be paid 5% of Bitzio, Inc.’s revenue during that period, to a maximum combined total of $300,000. The amended closing date for the acquisition is September 30, 2011 or such earlier date as Bitzio, Inc.'s wholly owned subsidiary, Digispace Holdings, Inc., may decide.

A copy of the August 3, 2011 agreement was attached as Exhibit 10.3 to Bitzio, Inc.’s quarterly report as filed on Form 10-Q for the period ended June 30, 2011, which exhibit is incorporated herein by reference. A copy of the Amendment will be attached as an exhibit to Bitzio, Inc.’s quarterly report on Form 10-Q for the period ending September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2011

BITZIO, INC.

/s/ Gordon C. McDougall

Gordon C. McDougall

Chief Executive Officer